Exhibit 4.2

Modi'in Technology Park 2 HaMa'ayan Street Modi'in 7177871, Israel Phone: 972-8-642-9100 Fax: 972-8-642-9101 web: www.BioLineRx.com

September 24, 2020

Re: Amendment to Employment Agreement

Dear Phil:

This letter shall serve as an amendment (the "Amendment") to that certain Employment Agreement, dated May 24, 2009, by and between BiolineRx Ltd. ("Bioline") and Philip Serlin (the "Employee"), as amended, (the "Employment Agreement"). Defined terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

Bioline and Employee hereby mutually agree to the following revisions to the Employment Agreement:

Section 5.2 of the Employment Agreement shall be replaced with the following:

"5.2          Termination.

               (a)        In the event of termination without Cause (as defined below) by Bioline of Employee's employment, Bioline may terminate the Employment Agreement by giving the Employee prior written notice of 180 days.

               (b)        In the event Employee resigns his employment for any reason that would constitute constructive dismissal under Israeli law, Employee may terminate the Employment Agreement by giving Bioline prior written notice of 60 days, but will be entitled to be compensated for a Notice Period of 180 days.

               (c)        In the event Employee resigns his employment for any reason other than as stated in section (b) above, Employee may terminate the Employment Agreement by giving Bioline prior written notice of 60 days.

 Each of the notice periods in this Section 5.2 shall be deemed a "Notice Period" for the purpose of Section 5.4 below."

Except as modified by this letter, the terms, provisions and requirements of the Employment Agreement shall remain the same and In full force and effect in accordance with the terms and provisions thereof.

Very truly yours, BioLineRx Ltd. /s/ Mali Zeevi By: Mali Zeevi Title: Chief Financial Officer

Accepted and agreed as of the date first written above: /s/ Philip Serlin Philip Serlin